July 23, 2024 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the Second Quarter of 2024

NORTH LIBERTY, IOWA - July 23, 2024 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2024.

Three months ended June 30, 2024:
•Operating Revenue of $274.8 million,
•Operating Income of $0.3 million,
•Net Loss of $3.5 million,
•Basic Loss per Share of $0.04,
•Operating Ratio of 99.9% and 99.4% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.4 billion,
•Stockholders' Equity of $836.8 million.

Six months ended June 30, 2024:
•Operating Revenue of $545.1 million,
•Net Loss of $18.6 million,
•Basic Loss per Share of $0.24,
•Operating Ratio of 102.6% and 102.5% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three and six months ended June 30, 2024 reflect the combination of an extended and significant period of weak freight demand, driven by excess capacity in the industry and ongoing operating cost inflation. While I am pleased with our operating improvements sequentially as an organization, we have more work to do and will need freight demand improvements in order to reach our historical operating results target of an operating ratio of 85% or lower within the next two years. Specifically, our second quarter 2024 operating results showed sequential improvement to the first quarter of 2024 where operating revenue increased $4.4 million and our consolidated operating ratio improved from 105.3% in the first quarter to 99.9% in the second quarter of 2024. We point to continued internal efforts at Smith Transport and Contract Freighters, Inc. ("CFI"), our two most recent acquisitions completed in 2022, to improve our operating results. Our efforts continue to focus on further cost reductions and information system consolidation projects that will help us achieve future asset utilization improvements. Further, we utilized the cash generated from our operations to continue paying down the debt assumed and initiated to acquire these two organizations. We have repaid $63.4 million of debt, year to date, in 2024 and $258.9 million has been paid in total since the acquisitions were completed in 2022."

Mr. Gerdin continued, "We continue to believe that the freight market will improve as more capacity exits the market so the industry as a whole can return to more disciplined operating decisions and improved financial results. But, our current expectation of the timing of that favorable change likely extends into 2025. We believe in the long-term strength of our organization as we repurchased shares of our common stock for $7.3 million during the second quarter of 2024 in addition to debt repayments. I am pleased that we are currently at approximately half of the debt balances we undertook with the 2022 acquisitions. We have been able to accomplish this despite the underlying challenges in the freight environment over the same period of time. We thank and celebrate our professional drivers and our teams that support them and we look forward to future freight market improvements."

Financial Results

Heartland Express ended the second quarter of 2024 with operating revenues of $274.8 million, compared to $306.2 million in the second quarter of 2023. Operating revenues for the quarter included fuel surcharge revenues of $36.8 million, compared to $41.5 million in the same period of 2023. Operating income for the three-month period ended June 30, 2024 was $0.3 million as compared to $16.2 million in the 2023 period. Net loss was $3.5 million, as compared to a net income of $7.8 million in the second quarter of 2023. Basic loss per share was $0.04 during the quarter, as compared to basic earnings per share of $0.10 in the same period of 2023. The Company posted an operating ratio of 99.9%, non-GAAP adjusted operating ratio(1) of 99.4%, and net loss as a percentage of operating revenues of 1.3% in the second quarter of 2024 compared to 94.7%, 93.4%, and 2.5% (net income as a percentage of operating revenues) respectively, in the second quarter of 2023.

For the six months ended June 30, 2024, Heartland Express delivered operating revenues of $545.1 million, compared to $637.1 million in the same period of 2023. Operating revenues for the period included fuel surcharge revenues of $73.0 million, compared to $91.1 million in the same period of 2023. Operating loss for the six-month period ended June 30, 2024 was $14.1 million, compared to operating income of $39.1 million in the same period of the prior year. Net loss was $18.6 million, compared to net income of $20.4 million in the same period of the prior year. Basic loss per share was $0.24 during the six-month period as compared to $0.26 basic earnings per share during the same period of 2023. The Company posted an operating ratio of 102.6%, non-GAAP adjusted operating ratio(1) of 102.5%, and net loss as a percentage of operating revenues of 3.4% for the six months ended June 30, 2024 compared to 93.9%, 92.4%, and 3.2% (net income as a percentage of operating revenues) respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of June 30, 2024, the Company had $23.9 million in cash balances, a decrease of $4.3 million since December 31, 2023. Debt and financing lease obligations of $237.2 million remain at June 30, 2024, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at June 30, 2024. The Company had $88.3 million in available borrowing capacity on the line of credit as of June 30, 2024 after consideration of $11.7 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.4 billion and stockholders' equity of $836.8 million.

Net cash flows from operations for the first six months of 2024 were $71.0 million, 13.0% of operating revenue. The primary uses of cash were $63.4 million used for repayments of debt and financing leases, $7.3 million for repurchases of our common stock, and $1.6 million for dividends paid. Since the acquisitions completed in 2022, the Company has repaid $235.0 million of variable rate term debt (CFI acquisition) and $23.9 million of fixed rate equipment financing liabilities (Smith Transport acquisition). We intend to continue to prioritize our capital towards further debt reductions throughout 2024.

The average age of the Company's consolidated tractor fleet was 2.6 years as of June 30, 2024 compared to 2.1 years on June 30, 2023. The average age of the Company's consolidated trailer fleet was 6.9 years as of June 30, 2024 compared to 6.1 years as of June 30, 2023. During the calendar year of 2024, we currently expect net capital expenditures of approximately $15 to $20 million and do not expect gains on disposition of equipment to be significant.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the second quarter of 2024 and paid on July 5, 2024. The Company has now paid cumulative cash dividends of $552.1 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-four consecutive quarters since 2003. Our outstanding shares at June 30, 2024 were 78.5 million. The Company purchased 0.6 million shares of our common stock for $7.3 million during the second quarter of 2024, with no shares purchased during the second quarter of 2023. A total of 3.9 million shares of common stock have been repurchased for $65.0 million over the past five years. The Company has the ability to repurchase an additional 6.0 million shares under the current authorization which would result in 72.5 million outstanding shares if fully executed.

Other Information

During the second quarter of 2024, our family of operating brands continued to deliver award-winning service and safety as evidenced by the following awards for our company and our employees:

•DHL Truckload Carrier of the Year
•Uber Freight Award National Truckload Carrier of the Year
•WEX Circle of Excellence
•Henkel Consumer Brands Logistics Award - Asset Excellence

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, future cost inflation, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future operating ratio, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
OPERATING REVENUE	$274,754	$306,169	$545,074	$637,085

OPERATING EXPENSES:
Salaries, wages, and benefits	$110,116	$120,311	$222,813	$243,643
Rent and purchased transportation	21,688	28,468	45,551	61,611
Fuel	47,011	49,867	94,332	107,396
Operations and maintenance	16,732	16,047	32,996	31,073
Operating taxes and licenses	5,255	5,457	10,570	11,001
Insurance and claims	12,972	10,433	27,556	21,435
Communications and utilities	2,270	2,679	4,710	5,555
Depreciation and amortization	46,138	48,337	92,642	96,806
Other operating expenses	13,431	16,362	29,058	34,253
Gain on disposal of property and equipment	(1,123)	(8,022)	(1,034)	(14,809)

	274,490	289,939	559,194	597,964

Operating income (loss)	264	16,230	(14,120)	39,121

Interest income	288	592	654	1,076
Interest expense	(4,574)	(6,111)	(9,875)	(12,187)

(Loss) Income before income taxes	(4,022)	10,711	(23,341)	28,010

Federal and state income taxes	(544)	2,940	(4,755)	7,627

Net (loss) income	$(3,478)	$7,771	$(18,586)	$20,383

(Loss) Earnings per share
Basic	$(0.04)	$0.10	$(0.24)	$0.26
Diluted	$(0.04)	$0.10	$(0.24)	$0.26

Weighted average shares outstanding
Basic	78,913	78,999	78,979	78,993
Diluted	78,981	79,081	79,051	79,052

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2024	2023
CURRENT ASSETS
Cash and cash equivalents	$23,861	$28,123
Trade receivables, net	108,913	102,740
Prepaid tires	9,488	10,650
Other current assets	17,178	17,602
Income taxes receivable	4,678	10,157
Total current assets	164,118	169,272

PROPERTY AND EQUIPMENT	1,317,391	1,319,909
Less accumulated depreciation	514,644	434,558
	802,747	885,351
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	96,029	98,537
OTHER ASSETS	15,156	14,953
DEFERRED INCOME TAXES, NET	1,304	1,494
OPERATING LEASE RIGHT OF USE ASSETS	11,483	17,442
	$1,413,434	$1,509,646
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$40,017	$37,777
Compensation and benefits	28,417	28,492
Insurance accruals	25,678	21,507
Long-term debt and finance lease liabilities - current portion	8,644	9,303
Operating lease liabilities - current portion	7,018	9,259
Other accruals	24,063	17,138
Total current liabilities	133,837	123,476
LONG-TERM LIABILITIES
Income taxes payable	6,012	6,270
Long-term debt and finance lease liabilities less current portion	228,522	290,696
Operating lease liabilities less current portion	4,465	8,183
Deferred income taxes, net	173,198	189,121
Insurance accruals less current portion	30,634	26,640
Total long-term liabilities	442,831	520,910
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2024 and 2023; outstanding 78,452 and 79,039 in 2024 and 2023, respectively	907	907
Additional paid-in capital	4,333	4,527
Retained earnings	1,038,357	1,060,094
Treasury stock, at cost; 12,237 and 11,650 in 2024 and 2023, respectively	(206,831)	(200,268)
	836,766	865,260
	$1,413,434	$1,509,646

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$274,754	$306,169	$545,074	$637,085
Less: Fuel surcharge revenue	36,828	41,501	73,039	91,148
Operating revenue, excluding fuel surcharge revenue	237,926	264,668	472,035	545,937

Operating expenses	274,490	289,939	559,194	597,964
Less: Fuel surcharge revenue	36,828	41,501	73,039	91,148
Less: Amortization of intangibles	1,254	1,310	2,509	2,601
Adjusted operating expenses	236,408	247,128	483,646	504,215

Operating income (loss)	264	16,230	(14,120)	39,121
Adjusted operating income (loss)	$1,518	$17,540	$(11,611)	$41,722

Operating ratio	99.9%	94.7%	102.6%	93.9%
Adjusted operating ratio	99.4%	93.4%	102.5%	92.4%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.